Exhibit 99.1

Biohaven Appoints Bob Hugin to its Board of Directors

- Former Chief Executive Officer and Executive Chairman of Celgene Corporation brings deep leadership experience to Biohaven Board

NEW HAVEN, Conn., June 10, 2020 /PRNewswire/ -- Biohaven Pharmaceutical Holding Company Ltd. (NYSE: BHVN), today announced the appointment of pharmaceutical industry leader Robert J. Hugin to its Board of Directors, effective immediately. Mr. Hugin previously served as the Chairman and Chief Executive Officer of Celgene Corporation where he was instrumental in the strategic growth and global expansion of the company. Celgene was ultimately acquired by Bristol-Myers Squibb in 2019 for a total equity value of approximately $74 billion.

Declan Doogan, M.D., Chairman of Biohaven's Board of Directors, commented, "We are excited to welcome Bob to Biohaven's Board of Directors as we have evolved to a commercial organization and look to the future. Having access to Bob’s astute business and financial acumen will help Biohaven achieve our goal of becoming the leading pharmaceutical company focused on neuroscience indications.”

Mr. Hugin joined Celgene in 1999 as Chief Financial Officer and served in positions of increasing responsibility during his 19-year tenure with the company, including Executive Chairman, Chief Executive Officer, President and Chief Operating Officer. Until his retirement in 2018, he was the Chairman of the Board of Directors, serving as Executive Chairman from 2016 to 2018. Under his leadership, Celgene saw unprecedented results across all facets of the company and grew by over $30 billion in market capitalization. He is a noted health expert, who advocated for the importance of business development collaborations, innovations in science and improved patient access.

Mr. Hugin stated, “Neuroscience remains one of the most important areas for drug development given the high burden of disability from diseases like Alzheimer’s disease, rare neurologic indications, neuropsychiatric disorders and migraine. Biohaven has achieved impressive progress in its portfolio development since becoming a public company and is now successfully commercializing NURTEC ODT, its first product, for migraine. I hope to help transform Biohaven from a development company to a high growth commercial organization with multiple future products addressing large unmet needs in the neuroscience area. I look forward to being part of Biohaven's future success and working closely with Vlad and the rest of the Board."

Vlad Coric, M.D., Chief Executive Officer of Biohaven commented, “Biohaven is honored to welcome Bob to our Board of Directors. His impressive industry experience with high growth companies, strategic insight and passion for improving the lives of patients will be an asset to Biohaven in this time of significant growth as we continue to successfully commercialize our first product and advance our late-stage development portfolio. We are indeed fortunate to have Bob’s extraordinary business and financial expertise to help guide Biohaven in advancing novel therapies to patients suffering from disabling neuroscience conditions.”

Mr. Hugin also serves as a Director of Chubb Limited, Member of the Board of Trustees of Princeton University and Chair of The Darden School Foundation, University of Virginia. Additionally, Mr. Hugin is currently Chair of the Board of the Garden State Initiative, a nonpartisan research and educational organization focused on economic issues in New Jersey. He is a longstanding Member of the Board of Trustees of Family Promise, a national non-profit network assisting homeless families, and Director of the Parker Institute for Cancer Immunotherapy. Mr. Hugin is past Chairman of the Boards of The Pharmaceutical Research and Manufacturers of America and the Healthcare Institute of NJ. Prior to joining Celgene, Mr. Hugin was a Managing Director with J.P. Morgan & Co. Inc.

Mr. Hugin received an AB degree from Princeton University in 1976 and an MBA from the University of Virginia in 1985. He also served as a United States Marine Corps infantry officer during the intervening period.

About BiohavenBiohaven is a biopharmaceutical company focused on the development and commercialization of innovative best-in-class therapies to improve the lives of patients with debilitating neurological and neuropsychiatric diseases. Biohaven's neuroinnovation portfolio includes FDA-approved NURTEC™ ODT (rimegepant) for the acute treatment of migraine and a broad pipeline of late-stage product candidates across three distinct mechanistic platforms: CGRP receptor antagonism for the acute and preventive treatment of migraine; glutamate modulation for obsessive-compulsive disorder, Alzheimer's disease, and spinocerebellar ataxia; and myeloperoxidase (MPO) inhibition for multiple system atrophy and amyotrophic lateral sclerosis. For more information, visit www.biohavenpharma.com.

Forward-looking StatementThis news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of certain words, including "believe", "continue", "may", and "will" and similar expressions, are intended to identify forward-looking statements. These forward-looking statements involve substantial risks and uncertainties, including statements that are based on the current expectations and assumptions of Biohaven's management about NURTEC ODT as an acute treatment for patients with migraine. Forward-looking statements include those related to: Biohaven's ability to effectively commercialize NURTEC ODT, delays or problems in the supply or manufacture of NURTEC ODT, complying with applicable U.S. regulatory requirements, the expected timing, commencement and outcomes of Biohaven's planned and ongoing clinical trials, the timing of planned interactions and filings with the FDA, the timing and outcome of expected regulatory filings, the potential commercialization of Biohaven's product candidates, the potential for Biohaven's product candidates to be first in class or best in class therapies and the effectiveness and safety of Biohaven's product candidates. Various important factors could cause actual results or events to differ materially from those that may be expressed or implied by our forward-looking statements. Additional important factors to be considered in connection with forward-looking statements are described in the "Risk Factors" section of Biohaven's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2020 and Biohaven’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 2020 filed with the Securities and Exchange Commission on May 7, 2020. The forward-looking statements are made as of this date and Biohaven does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Biohaven Contact:
Vlad Coric, M.D.
Chief Executive Officer
Vlad.Coric@biohavenpharma.com

Media Contact:
Mike Beyer
Sam Brown Inc.
mikebeyer@sambrown.com
312-961-2502

NURTEC is a trademark of Biohaven Pharmaceutical Holding Company Ltd.

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